                                                                     Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER


                                     AMONG

                             PLANAR SYSTEMS, INC.

                          ALLBRITE TECHNOLOGIES, INC.

              CERTAIN SHAREHOLDERS OF ALLBRITE TECHNOLOGIES, INC.

                                      AND

                        CORONA ACQUISITION CORPORATION



                               December 4, 2000

                               TABLE OF CONTENTS


ARTICLE 1 THE MERGER..........................................................   2
   1.1  Effective Time of the Merger..........................................   2
   1.2  Closing...............................................................   2
   1.3  Effects of the Merger.................................................   2
   1.4  Directors and Officers................................................   3

ARTICLE 2 CONVERSION OF SECURITIES............................................   3
   2.1  Conversion of Capital Stock...........................................   3
   2.2  Reserved..............................................................   5
   2.3  Dissenting Shares.....................................................   5
   2.4  Exchange of Certificates..............................................   6
   2.5  Distributions with Respect to Unexchanged Shares......................   7
   2.6  No Fractional Shares..................................................   7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF TARGET............................   7
   3.1  Making of Representations and Warranties..............................   7
   3.2  Organization and Corporate Power......................................   7
   3.3  Corporate Records.....................................................   8
   3.4  Authorization and Non-Contravention; Required Filings and Consents....   8
   3.5  Capitalization........................................................   9
   3.6  Target Subsidiaries; Investments......................................  10
   3.7  Financial Statements..................................................  10
   3.8  Absence of Undisclosed Liabilities....................................  10
   3.9  Absence of Certain Developments.......................................  11
   3.10 Accounts Receivable and Inventories...................................  12
   3.11 Distributions to Shareholders; Transactions with Affiliates...........  13
   3.12 Title to Assets.......................................................  13
   3.13 Intellectual Property.................................................  14
   3.14 Tax Matters...........................................................  16
   3.15 Certain Contracts and Arrangements....................................  16
   3.16 Litigation............................................................  18
   3.17 Permits; Compliance with Laws.........................................  18
   3.18 Employee and Labor Matters............................................  19
   3.19 Employee Benefit Programs.............................................  20
   3.20 Environmental Matters.................................................  21
   3.21 Insurance.............................................................  22
   3.22 Relationship with Customers and Suppliers.............................  23
   3.23 Trade Regulation......................................................  23
   3.24 Products; Product Warranties..........................................  23
   3.25 Information Supplied by Target........................................  24

   3.26 Brokers.............................................................  24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB................  25
   4.1  Organization of Acquiror and Sub....................................  25
   4.2  Acquiror Capital Structure..........................................  25
   4.3  Authorization and Non-Contravention; Required Filings and Consents..  26
   4.4  Commission Filings..................................................  27
   4.5  Interim Operations of Sub...........................................  27
   4.6  Disclosure..........................................................  27
   4.7  Brokers.............................................................  27

ARTICLE 5 PRECLOSING COVENANTS OF TARGET....................................  27
   5.1  Approval of Target Shareholders.....................................  27
   5.2  Advice of Changes...................................................  28
   5.3  Operation of Business...............................................  28
   5.4  Access to Information...............................................  30
   5.5  Satisfaction of Conditions Precedent................................  30
   5.6  Closing Date Balance Sheet..........................................  30
   5.7  Other Negotiations..................................................  30

ARTICLE 6 PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB................  32
   6.1  Advice of Changes...................................................  32
   6.2  Reservation of Acquiror Common Stock................................  32
   6.3  Satisfaction of Conditions Precedent................................  32
   6.4  Nasdaq National Market Listing......................................  32
   6.5  Indemnification of Target Officers and Directors....................  33

ARTICLE 7 OTHER AGREEMENTS..................................................  33
   7.1  Confidentiality.....................................................  33
   7.2  No Public Announcement..............................................  33
   7.3  Regulatory Filings; Consents; Reasonable Efforts....................  33
   7.4  Pooling Accounting..................................................  34
   7.5  Further Assurances..................................................  34
   7.6  Reserved............................................................  34
   7.7  FIRPTA..............................................................  34
   7.8  Blue Sky Laws.......................................................  34
   7.9  Information Statement; Other Filings; Board Recommendations.........  34
   7.10 Tax-Free Reorganization.............................................  35

ARTICLE 8 CONDITIONS TO MERGER..............................................  35
   8.1   Conditions to Each Party's Obligation to Effect the Merger.........  35
   8.2   Additional Conditions to Obligations of Acquiror and Sub...........  36
   8.3   Additional Conditions to Obligations of Target.....................  37

ARTICLE 9 TERMINATION AND AMENDMENT.................................  38
  9.1  Termination..................................................  38
  9.2  Effect of Termination........................................  39
  9.3  Fees and Expenses............................................  40

ARTICLE 10 INDEMNIFICATION..........................................  40
 10.1  Survival of Representations and Covenants....................  40
 10.2  Indemnification by Signing Target Shareholders...............  40
 10.3  Indemnification by Acquiror and Sub..........................  42
 10.4  Defense of Third Party Claims................................  42
 10.5  Exclusive Remedy.............................................  43
 10.6  Reliance.....................................................  44

ARTICLE 11 MISCELLANEOUS............................................  44
 11.1  Notices......................................................  44
 11.2  Interpretation...............................................  45
 11.3  Counterparts.................................................  46
 11.4  Entire Agreement; No Third Party Beneficiaries...............  46
 11.5  Governing Law................................................  46
 11.6  Assignment...................................................  46
 11.7  Amendment....................................................  46
 11.8  Certain Remedies.............................................  46
 11.9  Severability.................................................  47
 11.10 Attorneys' Fees..............................................  47
 11.11 Extension; Waiver............................................  47


Exhibit A -  Employment Agreements
Exhibit B -  Shareholders Agreement
Target Disclosure Schedule
Acquiror Disclosure Schedule

                                 DEFINED TERMS

Agreement..............................................   Introductory Paragraph
Agreement of Merger....................................              Section 1.1
Acquiror...............................................   Introductory Paragraph
Acquiror Commission Reports............................              Section 4.4
Acquiror Common Stock..................................              Section 2.1
Acquiror Disclosure Schedule...........................                Article 4
Acquiror Material Adverse Effect.......................              Section 4.1
Acquiror Option........................................              Section 2.1
Acquiror Preferred Stock...............................              Section 4.2
Acquisition Proposal...................................              Section 5.7
Affiliate..............................................             Section 3.10
Agents.................................................              Section 5.7
Articles of Incorporation..............................              Section 3.2
Bylaws.................................................              Section 3.2
California Law.........................................              Section 1.1
Certificates...........................................              Section 2.4
Closing................................................              Section 1.2
Closing Date...........................................              Section 1.2
Closing Date Balance Sheet.............................              Section 5.6
Closing Stock Price....................................              Section 2.1
Code...................................................                 Recitals
Commission.............................................                Article 4
Common Stock Exchange Ratio............................              Section 2.1
Confidentiality Agreement..............................              Section 7.1
Constituent Corporations...............................              Section 1.3
Control................................................              Section 3.6
Damages................................................             Section 10.2
Disclosing Party.......................................             Section 10.7
Dissenting Shares......................................              Section 2.3
Effective Time.........................................              Section 1.1
Employee Program.......................................             Section 3.19
Employment Agreements..................................                 Recitals
Environmental Law......................................             Section 3.20
Exchange Act...........................................              Section 4.4
FIRPTA.................................................              Section 7.7
GAAP...................................................              Section 3.7
HSR Act................................................              Section 7.3
Hazardous Material.....................................             Section 3.20
Hazardous Waste........................................             Section 3.20
Indemnified Party......................................             Section 10.5
Indemnifying Party.....................................             Section 10.5

Intellectual Property Rights...........................             Section 3.13
IRS....................................................             Section 3.14
Knowledge..............................................             Section 3.15
Material Consents......................................              Section 5.5
Material Customer......................................             Section 3.22
Material Supplier......................................             Section 3.22
Merger.................................................                 Recitals
Most Recent Balance Sheet..............................              Section 3.7
Other Filings..........................................              Section 7.9
Permits................................................             Section 3.17
Person.................................................              Section 3.6
Pro Rata Portion.......................................              Section 2.2
Securities Act.........................................              Section 4.4
Shareholder Agreements.................................                 Recitals
Signing Target Shareholder.............................   Introductory Paragraph
Sub....................................................   Introductory Paragraph
Subsidiary.............................................              Section 2.1
Superior Proposal......................................              Section 5.7
Surviving Corporation..................................              Section 1.3
Target.................................................   Introductory Paragraph
Target Common Stock....................................              Section 2.1
Target Disclosure Schedule.............................              Section 3.1
Target Intellectual Property Assets....................             Section 3.13
Target Material Adverse Effect.........................              Section 3.2
Target Options.........................................              Section 2.1
Target Shareholder.....................................   Introductory Paragraph
Target Shareholders Meeting............................              Section 5.1
Taxes..................................................             Section 3.14
Transaction Documents..................................              Section 3.4

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated as of December 4, 2000 (this "AGREEMENT"), is entered into by and among Planar Systems, Inc., an Oregon corporation ("ACQUIROR"), Corona Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Acquiror ("SUB"), AllBrite Technologies, Inc., a California corporation ("TARGET"), Lee Olesen and Richard Moore (each a "SIGNING TARGET SHAREHOLDER" and together, the "SIGNING TARGET SHAREHOLDERS").

                                   RECITALS:

     A. The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and their respective shareholders that Acquiror and Target combine in order to advance the long-term business interests of Acquiror and Target;

     B. The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquiror and the shareholders of Target will become shareholders of Acquiror (the "MERGER");

     C. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     D. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction;

     E. As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain employees of Target who are also shareholders of Target (including Lee Olesen and Richard Moore) have, concurrently with the execution of this Agreement each executed and delivered an Employment Agreement and a Noncompetition Agreement in the forms attached hereto as Exhibit A (the
                                                         ---------
"EMPLOYMENT AGREEMENTS"), which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below).

     F. As a further condition and inducement to Acquiror's willingness to enter into this Agreement, each shareholder of Target (each, a "TARGET SHAREHOLDER" and, together the "TARGET SHAREHOLDERS") has executed and delivered to Acquiror a Shareholders Agreement in the form attached hereto as Exhibit B
                                                                    ---------
(the "SHAREHOLDERS AGREEMENTS").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, an agreement of merger (the "AGREEMENT OF MERGER") in such mutually acceptable form as is required by the relevant provisions of the California General Corporation Law ("CALIFORNIA LAW") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of California for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is provided in the Agreement of Merger (the "EFFECTIVE TIME").

     Section 1.2 Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Pacific time, on a date to be specified by Acquiror and Target, which shall be no later than the sixth business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 8 (other than the delivery of the officers certificates and other documents referred to therein) (the "CLOSING DATE"), at the offices of Ater Wynne LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon unless another date or place is agreed to in writing by Acquiror and Target.

     Section 1.3  Effects of the Merger.

          (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to below as the "CONSTITUENT CORPORATIONS" and Target following consummation of the Merger is sometimes referred to below as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Target shall be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and (iii) the Bylaws of Target as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

          (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

     Section 1.4 Directors and Officers. The directors and officers of Target immediately prior to the Effective Time shall resign as of the Effective Time. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE 2

                           CONVERSION OF SECURITIES

     Section 2.1  Conversion of Capital Stock.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock of Target ("TARGET COMMON STOCK") or capital stock of Sub or Acquiror:

               (i)  Capital Stock of Sub.  Each issued and outstanding share of
                    --------------------
     the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

               (ii) Cancellation of Acquiror-Owned and Target-Owned Stock.  All
                    -----------------------------------------------------
     shares of Target Common Stock that are owned by Acquiror, Sub, Target or any other direct or indirect Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. All shares of Common Stock, no par value, of Acquiror ("ACQUIROR COMMON STOCK"), if any, owned by Target shall remain unaffected by the Merger. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b)  Exchange Ratio.
               --------------

               (i) Subject to Sections 2.2 and 2.4, each issued and outstanding share of Target Common Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive a number of fully paid and nonassessable shares of Acquiror Common Stock equal to the "Common Stock Exchange Ratio." The "COMMON STOCK EXCHANGE RATIO" shall be calculated as follows:

     (A / B)
     -------
     (C + D)   = E, where

     A equals 24,900,000;

     B equals the average closing price of Acquiror Common Stock for the ten
     (10) trading days ending on the fifth business day before the Closing Date (the "CLOSING STOCK PRICE");

     C equals the total number of shares of Target Common Stock issued and outstanding at the Effective Time;

     D equals the total number of shares of Target Common Stock issuable upon the exercise of Target Options (as defined below) outstanding, if any, at the Effective Time; and

     E equals the Common Stock Exchange Ratio.

               (ii) All shares of Target Common Stock when converted as provided in this Section 2.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest.

               (iii) If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted.

          (c)  Target Stock Options. At the Effective Time, all then outstanding
               --------------------
unexpired options, if any, to purchase Target Common Stock ("TARGET OPTIONS") issued under Target's Shareholders Agreement, dated December 31, 1999 shall be assumed by Acquiror. All of the Target Options are listed in Section 3.5 of the Target Disclosure Schedule attached hereto. Each outstanding Target Option assumed by Acquiror shall be deemed to constitute an option (an "ACQUIROR OPTION") to acquire on the same terms and conditions as were applicable under the Target Option the same number of shares of Acquiror Common Stock as the holder of such Target Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by (ii) the number of full shares of Acquiror Common Stock deemed purchasable pursuant to such Acquiror Option in accordance with the foregoing. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Acquiror Options assumed by it in accordance with this Section 2.1(c) immediately after the Effective Time.

     Section 2.2  Reserved.

     Section 2.3  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with Section 1300 of the California Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Section 1300 of the California Law.

          (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock who asserts his dissenters' rights with respect to such shares in accordance with Section 1300 of the California law shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under California Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and payment for fractional shares as provided in Sections 2.1(b) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares.

          (c) Target shall give Acquiror (i) prompt notice of any written demands for appraisal with respect to any shares of capital stock of Target pursuant to Section 1300 of the California Law, withdrawals of such demands, and any other instruments concerning appraisal served pursuant to the California Law and received by the Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to dissenters' rights under the California Law. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any dissenters' rights with respect to Target Common Stock or offer to settle or settle any such demands.

     Section 2.4  Exchange of Certificates.

          (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("CERTIFICATES") which represented shares of Target Common Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Acquiror, and receive promptly in exchange for all Certificates surrendered by such holder a certificate representing the number of whole shares of Acquiror Common Stock into which the Target Common Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article 2 of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be mutually agreed by Acquiror and Target. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Target Common Stock shall be deemed for all corporate purposes after the Effective Time to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Target Common Stock have been converted but shall, subject to applicable dissenters' rights under the California Law and Section 2.3, have no other rights. Subject to dissenters' rights under the California Law and Section 2.3, from and after the Effective Time, the holders of shares of Target Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock into which such shares of Target Common Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Target of shares of Target Common Stock outstanding immediately prior to the Effective Time.

          (b) If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer is permitted by applicable law and
(iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock issuable in exchange therefor pursuant to the provisions of this
Article 2. The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) Neither Acquiror or Target shall be liable to a holder of shares of Target Common Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of this Article 2 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6 below until the holder of record of such Certificate shall surrender such Certificate or applicable documents in lieu thereof pursuant to Section 2.4(c). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Acquiror Common Stock.

     Section 2.6  No Fractional Shares.  No fractional shares of Acquiror
Common Stock shall be issued in the Merger. In lieu of the issuance of any such fractional shares, Acquiror shall pay to each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) an amount in cash (rounded to the nearest whole cent and without interest) determined by multiplying (i) the fraction of a share of Acquiror Common Stock which such holder would otherwise be entitled to receive by (ii) the Closing Stock Price.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF TARGET


     Section 3.1 Making of Representations and Warranties. As a material inducement to Acquiror and Sub to enter into this Agreement and consummate the transactions contemplated hereby, Target represents and warrants to Acquiror and Sub, except as disclosed in the disclosure schedule delivered to Acquiror pursuant to this Agreement (the "TARGET DISCLOSURE SCHEDULE"), arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, as follows:

     Section 3.2 Organization and Corporate Power. Target is a corporation duly organized, validly existing and in good standing under the laws of California, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 3.2 of the Target Disclosure Schedule and (b) in each jurisdiction in which the failure to be so qualified or registered could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Target (a "TARGET MATERIAL ADVERSE EFFECT"). The copies of the articles of incorporation and bylaws ("ARTICLES OF INCORPORATION" and "BYLAWS," respectively) of Target, as amended to date, which have been furnished to counsel for Acquiror by Target, are correct and complete at the date hereof.

     Section 3.3 Corporate Records. The corporate record books of Target accurately record all corporate action taken by its shareholders and board of directors and committees. The copies of the corporate records of Target, as made available to Acquiror for review, are true and complete copies of the originals of such documents.

     Section 3.4 Authorization and Non-Contravention; Required Filings and Consents.

          (a) Target has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements executed or to be executed by or on behalf of Target or the Target Shareholders pursuant hereto or contemplated hereby (collectively, the "TRANSACTION DOCUMENTS") and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, the valid and binding obligation of Target, enforceable in accordance with its terms.

          (b) The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Target in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Agreement of Merger with the California Secretary of State, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

     Section 3.5 Capitalization. As of the date hereof and as of the Closing Date, the authorized capital stock of Target consists and will consist only of 10,000,000 shares of Target Common Stock of which 214,900 shares are and will be issued and outstanding (provided, however, that additional shares of Target Common Stock may be issued prior to Closing upon the due exercise of any then outstanding Target Options). Except for the Target Options (all of which are disclosed in Section 3.5 of the Target Disclosure Schedule) Target has not issued or agreed to issue nor is obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. The issued and outstanding shares of Target Common Stock are held of record by the shareholders of Target as set forth and identified in the shareholder list attached as Section 3.5(a)(i) to the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders as set forth and identified in the option holder list attached as Section 3.5(a)(ii) to the Target Disclosure Schedule.
As of the date hereof, all of the outstanding shares of capital stock of Target have been duly and validly authorized and issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and are not subject to any preemptive rights. There are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of Target's capital stock, nor are there any obligations to repurchase, redeem or otherwise acquire any shares of Target's capital stock. Except as set forth in Section 3.5 of the Target Disclosure Schedule, there are no rights to have Target's capital stock registered for sale to the public in connection with the laws of any jurisdiction, and there are no agreements relating to the voting of Target's voting securities and no restrictions on the transfer of Target's capital stock. All Target Options have been issued in accordance with the terms of the Shareholders Agreement, dated December 31, 1999, among Target and certain shareholders of Target, and previously provided to Acquiror or its representatives. No option will by its terms require an adjustment in connection with the Merger. Except as set forth in Section 3.5 of the Target Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Target in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any additional benefits for any optionee under any Target Option; or (iii) the inability of Acquiror after the Effective Time to exercise any right or benefit held by Target prior to the Effective Time with respect to any Target Option assumed by Acquiror.

     Section 3.6 Target Subsidiaries; Investments. Target has no direct or indirect subsidiaries. Except as set forth on Section 3.6 of the Target Disclosure Schedule, Target does not own or have any direct or indirect equity interest in or Control over any corporation, partnership, joint venture or other entity of any kind. The term "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term "PERSON" shall mean an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

     Section 3.7  Financial Statements.  Section 3.7 of the Target Disclosure
Schedule includes the following financial statements and schedules of Target, all of which statements (including the footnotes and schedules thereto) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments, the absence of footnotes and other disclosure associated with an audited report) and fairly present in all material respects the financial condition of Target on the dates of such statements and the results of its operations and their cash flows for the periods covered thereby: (a) audited balance sheet of Target as of December 31, 1999 and the related statements of income, retained earnings and cash flow for the fiscal year then ended, in each case certified by the independent certified public accountants of Target, (b) a balance sheet of Target as of September 30, 2000 (the "MOST RECENT BALANCE SHEET") and related statements of income, retained earnings and cash flow for the nine month period then ended, certified by Target's Chief Financial Officer and reviewed by the independent certified public accountants of Target, (c) complete and correct copies of all attorneys' responses to audit inquiry letters and all management letters from Target's independent certified public accountants, and (d) complete and correct copies of all management representation letters provided by Target to its independent certified public accountants. Nothing has come to the attention of the management of Target since such respective dates which would indicate that such financial statements and schedules were not true and correct in all material respects as of the date thereof.

     Section 3.8  Absence of Undisclosed Liabilities.

          (a) As of the date of the Most Recent Balance Sheet, Target did not have any liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Target or the conduct of its business prior to the date of the Most Recent Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except the liabilities (i) stated or specifically adequately reserved against on the Most Recent Balance Sheet, (ii) reflected in Section 3.8(a) of the Target Disclosure Schedule, or (iii) immaterial liabilities incurred in the ordinary course of business of Target which are not required to be reflected in the Most Recent Balance Sheet or the notes thereto under GAAP.

          (b) As of the Closing Date, Target will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Target or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Most Recent Balance Sheet or the notes thereto, (ii) reflected in Section 3.8(b) of the Target Disclosure Schedule, (iii) incurred in the ordinary course of business of Target consistent with the terms of this Agreement or (iv) which would not be required to be disclosed by Target on a balance sheet prepared as of the Closing Date under GAAP.

     Section 3.9 Absence of Certain Developments. Since September 30, 2000 Target has conducted its business only in the ordinary course consistent with past practice and, except as otherwise set forth in Section 3.9 of the Target Disclosure Schedule, there has not been:

          (a) any material change in the financial condition, properties, assets, liabilities, business or operations of Target;

          (b) any material contingent liability incurred by Target as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Target.

          (c) any material mortgage, encumbrance or lien placed on any of the properties of Target which remains in existence on the date hereof or will remain on the Closing Date;

          (d) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, since the date of the Most Recent Balance Sheet, incurred by Target other than obligations and liabilities incurred in the ordinary course of business and not prohibited by the terms of this Agreement;

          (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Target other than in the ordinary course of business or as contemplated by this Agreement;

          (f) any damage, destruction or loss of Target properties or assets, whether or not covered by insurance;

          (g) any declaration, setting aside or payment of any dividend by Target or the making of any other distribution in respect of the capital stock of Target or any direct or indirect redemption, purchase or other acquisition by Target of its own capital stock;

          (h) any material labor trouble or material claim of unfair labor practices involving Target; any material change in the compensation payable or to become payable by Target to any of its officers or employees other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees;

          (i)    any material change with respect to the officers of Target;

          (j) any payment or discharge of a material lien or liability of Target which was not shown on the Most Recent Balance Sheet or incurred in the ordinary course of business thereafter;

          (k) any obligation or liability incurred by Target to any of its officers, directors, shareholders or employees, including any material increases in compensation, or any loans or advances made by Target to any of its officers, directors, shareholders or employees, except normal compensation and expense allowances payable to directors, officers or employees;

          (l)    any change in accounting methods or practices of Target;

          (m) any other material transaction entered into by Target other than transactions in the ordinary course of business; or

          (n) any agreement or understanding whether in writing or otherwise, for Target to take any of the actions specified in paragraphs (a) through (m) above.

     Section 3.10 Accounts Receivable and Inventories.

          (a) Except to the extent reserved against in the Most Recent Balance Sheet, all of the accounts receivable of Target are valid and enforceable claims, Target has not received notice that such claims are subject to set-off or counterclaim, and such claims are, in the best judgment of Target, fully collectable in the normal course of business after deducting the allowance for doubtful accounts stated in the Most Recent Balance Sheet and adjusted since the date thereof in accordance with GAAP. Target does not have any accounts receivable from any person which is an Affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, of any of its directors, officers, employees, or stockholders except as set forth in Section
3.10 of the Target Disclosure Schedule.

          (b) The inventories of Target at September 30, 2000 are shown on the Most Recent Balance Sheet. Such inventories and the inventories acquired by Target subsequent to the date of such balance sheet consist of items of a quality and quantity usable and salable in the normal course of its business over a period of not more than one year from the date of this Agreement, subject to recorded reserves reflected on the Most Recent Balance Sheet. The values of obsolete materials and materials below standard quality as they relate to the business as currently conducted have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included in such inventories are owned by Target, except for sales made subsequent to the date of such balance sheet in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of Target in accordance with GAAP. All inventories of raw materials and finished goods are carried on the Most Recent Balance Sheet and are carried on the books of Target in accordance with the "average cost" method.

     Section 3.11 Distributions to Shareholders; Transactions with Affiliates.

          (a) All distributions, dividends and other payments made by Target to the Target Shareholders during the calendar years 1999 and 2000 are described in Section 3.11(a) of the Target Disclosure Schedule, including the date, amount, recipient and purpose of each such distribution, dividend or payment.

          (b) Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, there are no material loans, leases or other continuing transactions (other than ordinary compensation payments) between Target and any present or former shareholder, director or officer of Target, or any member of such officer's, director's or shareholder's immediate family, or any person controlled by such officer, director or shareholder or his or her immediate family. Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, no shareholder, director or officer of Target, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any material competitor or supplier of Target, or any organization which has a material contract or arrangement with Target.

     Section 3.12 Title to Assets. Except as set forth in Section 3.12 of the Target Disclosure Schedule:

          (a) Target owns, free and clear of all liens, restrictions and encumbrances, and has good, valid and marketable title to all assets purported to be owned by it, including all assets reflected on the Most Recent Balance Sheet.

          (b) Section 3.12(b) of the Target Disclosure Schedule identifies all equipment, furniture, and other tangible assets with an original cost greater than $5,000 owned by Target. Each asset identified in Section 3.12(b) of the Target Disclosure Schedule is free of material defects and deficiencies and in good condition and repair consistent with its age and intended use (ordinary wear and tear excepted), and has been maintained consistent with reasonable maintenance schedules.

          (c) Section 3.12(c) of the Target Disclosure Schedule identifies all assets that are being leased or licensed to Target. All of the assets listed on Section 3.12(c) are in all material respects in good operating condition and useable in the ordinary course of business (ordinary wear and tear excepted). All leases pursuant to which Target leases real or personal property are valid and effective in accordance with their respective terms and there exists no default thereunder or condition that could result in a default thereunder or termination thereof.

          (d) The assets and properties owned or leased by Target (i) constitute all the assets and properties currently used by Target in its business (except for dispositions made in the ordinary course of business), (ii) constitute all of the properties and assets necessary for Target to conduct its business in the manner in which it is currently being conducted and is currently proposed to be conducted by Target, and (iii) are sufficient for the operation of its business on a basis consistent with past practices.

     Section 3.13 Intellectual Property.

          (a) Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all patents, patent applications, trademarks and registered copyrights owned by or registered in the name of Target, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number.
Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all other Intellectual Property Rights that are owned by Target and that are material to the conduct of the business of Target as presently conducted or proposed to be conducted. Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which Target is a party and pursuant to which any person other than Target is authorized to use any Intellectual Property Rights owned by Target. Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property Rights owned by any third party other than end-user licenses granted to Target relating to "off the shelf" personal computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with Target and that is not incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by Target.

          (b) Target collectively owns or has the right to use all Intellectual Property Rights that are used in the conduct of the business of Target as presently conducted or proposed to be conducted ("TARGET INTELLECTUAL PROPERTY ASSETS"). Such ownership and right to use are (and upon Closing, will
be) free and clear of, and without liability under, all liens and security interests of any person. Except for the breaches and events described in Section 3.13(b) of the Target Disclosure Schedule, no party to any license, sublicense, or agreement listed in Section 3.13 of the Target Disclosure Schedule is (or upon Closing, will be) in breach or default and no event has occurred (or, upon Closing, will occur) which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder. Except for licenses listed in Section 3.13(b) of the Target Disclosure Schedule as royalty-bearing, there are (and upon Closing, will be) no royalties, honoraria, fees, or other payments payable by Target to any person by reason of the ownership, use, license, sale, or disposition of any Target Intellectual Property Asset.

          (c) To Target's Knowledge, neither the Target Intellectual Property Assets, nor the conduct of Target's business as presently conducted or proposed to be conducted by Target uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right of any person. No Target Intellectual Property Asset is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of a right or claimed right of any person with respect to any Intellectual Property Right. Except as set forth in Section 3.13(c) of the Target Disclosure Schedule, Target has not received any oral, written, or other communication that Target is using or disclosing in an unauthorized manner, infringing, or misappropriating in the conduct of Target's business as presently conducted or as proposed to be conducted by Target the right or claimed right of any person with respect to any Intellectual Property Right. Target is not aware that any of Target Intellectual Property Assets listed in Section 3.13(a) of the Target Disclosure Schedule is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any person. Except pursuant to a license listed in Section 3.13(a) of the Target Disclosure Schedule, Target has not entered into any agreement to indemnify any person against any charge of unauthorized use or disclosure, infringement, or misappropriation of any Intellectual Property Right. All patents, registered trademarks, service marks, collective marks, certification marks, and registered copyrights listed in Section 3.13(a) of the Target Disclosure Schedule are valid and in full force and were prosecuted in good faith.

          (d) Target has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the Target Intellectual Property Assets not otherwise protected by patents, patent applications, or copyright or trademark law. Without limitation on the generality of the foregoing, Target has obtained confidentiality and inventions assignment agreements from all current employees and independent contractors of Target involved in the creation or development of the Target Intellectual Property Assets. No independent contractor who has performed services related to Target's business has (or upon Closing, will have) any right, title, or interest in any Target Intellectual Property Asset.

          (e) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with any agreement governing any Target Intellectual Property Asset, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target Intellectual Property Asset, or in any way impair the right of Target to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Target Intellectual Property Asset.

          (f) As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights, including, without limitation, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, promotional materials, databases, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

     Section 3.14 Tax Matters. Target has filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, property taxes, customs and duties, whether or not measured in whole or in part by net income (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 3.7 above. The provisions for Taxes on the Most Recent Balance Sheet are sufficient as of its date for the payment of all accrued and unpaid Taxes of any nature of Target, and any applicable Taxes owing by Target to any jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which Target is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or has threatened to assert against Target any deficiency or claim for additional Taxes. Except as set forth in Section 3.14 of the Target Disclosure Schedule, there has not been any audit of any tax return filed by Target. Except as set forth in Section 3.14 of the Target Disclosure Schedule, no waiver or agreement by Target is in force for the extension of time for the assessment or payment of any Taxes. Target is not a party to any agreement, contract or arrangement that would result individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 3.15 Certain Contracts and Arrangements. Except as set forth in
Section 3.15 of the Target Disclosure Schedule (with true and correct copies delivered to Acquiror), Target is not currently a party or subject to or bound by:

          (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any contract, lease or agreement creating any obligation of Target to pay to any third party $50,000 or more with respect to any single such contract or agreement;

          (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $50,000;

          (d) any contract containing covenants directly or explicitly limiting in any material respect the freedom of Target to compete in any line of business or with any person or entity;

          (e)    any material license agreement (as licensor or licensee);

          (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $50,000;

          (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $50,000 or any pledge or security arrangement;

          (h) any joint venture, partnership, manufacturing, development or supply agreement;

          (i) any employment contracts or agreements with officers, directors or stockholders of Target;

          (j) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Target, including without limitation any agreement with any shareholder of Target which includes without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants;

          (k)    any pension, profit sharing, retirement or stock options plans;

          (l) any agreement providing for the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Target;

          (m)    any executory acquisition, merger or similar agreement;

          (n) any material contract with a governmental body under which Target may have an obligation for renegotiation;

          (o)    any sales representative or distributorship agreement;

          (p) any dealer, reseller, OEM, value added reseller, agency or franchise agreement;

          (q) any agreement which requires prior approval in connection with a change in control of Target or which will be in default or which gives rise to termination rights following a change in control of Target; or

          (r) any other material contract not executed in the ordinary course of business.

     All material contracts, agreements, leases and instruments to which Target is a party or by which Target is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of Target and are enforceable in accordance with their respective terms. Target has no Knowledge of any notice or threat to terminate any such agreements. Target is not in default in complying with any material provisions of any material contract, agreement or instrument, and to Knowledge of Target, no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of Target. Except as specifically indicated on the Target Disclosure Schedule, none of the material contracts of Target provides for indemnification by Target of any third party. No claims have been made or threatened that would require indemnification by Target, and Target has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind. Target shall be deemed to have "KNOWLEDGE" of a particular fact or matter if any officer of Target is actually aware of such fact or matter or if a prudent individual acting in the capacity of any such officer could be expected to discover or otherwise become aware of such fact or matter in the reasonably prudent conduct of his duties and responsibilities.

     Section 3.16 Litigation. There is no demand, claim, suit, action or governmental or administrative proceeding or investigation pending or, to the Knowledge of Target, threatened against Target or affecting the properties or assets of Target or, as to matters related to Target, against any officer, director or shareholder or key employee of Target, nor, to the Knowledge of Target, has there occurred any event nor does there exist any condition on the basis of which any such demand, claim, suit, action or proceeding may be asserted. No claim has ever been asserted against Target for renegotiation or price redetermination of any material business transaction.

     Section 3.17 Permits; Compliance with Laws. Target has all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted, and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Target is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a Target Material Adverse Effect. Target has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law. Neither Target, nor, to Target's Knowledge, any of its employees (in their capacities as such) has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Target has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Target has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

     Section 3.18 Employee and Labor Matters.

          (a) Section 3.18(a) of the Target Disclosure Schedule accurately sets forth, with respect to each employee of Target (including any employee of Target who is on a leave of absence or on layoff status):

                 (i) the name of such employee and the date as of which such employee was originally hired by Target;

                 (ii) such employee's title (if and to the extent that such employee has a title); and

                 (iii) such employee's annualized compensation as of the date of this Agreement.

          (b) There is no former employee of Target (including any of the Target Shareholders) who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Target or otherwise) relating to such former employee's employment with Target.

          (c) Target is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar contract.

          (d) The employment of each of Target's employees is terminable by Target at will. Target has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy, statements and other materials relating to the employment of the current and former employees of Target.

          (e)    To the Knowledge of Target:

                 (i) no employee of Target intends to terminate his employment with Target;

                 (ii) no employee of Target has received an offer to join a business that likely would be competitive with Target's business;

                 (iii) no employee of Target is or has been subject to any order or proceeding that relates to Target's business or to any of the assets owned by Target;

                 (iv) no employee of Target is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Target or (B) Target's business or operations; and

          (f) Target is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Target or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To Target's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

          (g) To the Knowledge of Target, no present or former employee of Target (including any of the Target Shareholders) has any claim against Target on account of or for (i) unaccrued overtime pay, other than overtime pay for the current payroll period, (ii) unaccrued wages or salaries (excluding wages or salaries for the current payroll period), (iii) unaccrued vacations, time-off or pay in lieu of vacation or time off, other than vacation or time-off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay, or
(iv) any violation of any law or regulation relating to minimum wages or maximum hours of work.

          (h) No person or party (including, but not limited to, any governmental entity) has made any claim, and, to the Knowledge of Target, there is no basis or grounds for any claim, against Target arising out of any law or regulation relating to discrimination against employees or any other employment practices, including retirement or labor relations, equal employment opportunity or occupational, safety and/or health standards.

     Section 3.19 Employee Benefit Programs.

          (a) Section 3.19 of the Target Disclosure Schedule sets forth a list of every employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "EMPLOYEE PROGRAM") that has been maintained by Target or any of the Target Subsidiaries or to which Target or any of the Target Subsidiaries has contributed at any time during the three-year period ending on the date hereof and (i) is subject to the Employee Retirement Income Security Act of 1974, as amended, (ii) involves the issuance of options or other securities, or (iii) is otherwise material.

          (b) The terms and operation of each Employee Program comply in all material respects with all applicable laws and regulations relating to such Employee Program. Except as set forth in Section 3.19 of the Target Disclosure Schedule, there are no unfunded obligations of Target under any retirement, pension, profit sharing, deferred compensation plan or similar program. Each Employee Program which has been maintained by Target and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section. Target is not required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law. Except as set forth in Section
3.19 of the Target Disclosure Schedule, Target has never maintained or contributed to any Employee Program providing or promising any health or other nonpension benefits to terminated or retired employees, except to the extent required by law.

          (c) With respect to each Employee Program maintained by Target during the three-year period ending on the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Acquiror: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

     Section 3.20 Environmental Matters.

          (a) Except as set forth in Section 3.20 of the Target Disclosure Schedule, Target has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) and, to the Knowledge of Target, (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Target, or has ever come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Target for treatment, storage, or disposal at any other place; (iii) Target does not presently own, operate, lease, or use, nor has Target previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (iv) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Target in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Section 3.20 of the Target Disclosure Schedule (i) to the Knowledge of Target, Target does not have any material liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) to the Knowledge of Target, any material property owned, operated, leased, or used by Target, and any material facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; and (iii) Target has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

          (c) Except as set forth in Section 3.20 of the Target Disclosure Schedule, no material site owned, operated, leased, or used by Target contains any asbestos or asbestos-containing material, any polychlorinated biphenyls
(PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) Target has provided or made available to Acquiror copies of all material documents, records, and information of Target concerning any material environmental or health and safety matter relevant to Target including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 3.20, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

     Section 3.21 Insurance. The physical properties, assets, business, operations, employees, officers and directors of Target and each of the Target Subsidiaries are insured, including errors and omissions insurance, to the extent disclosed in Section 3.21 of the Target Disclosure Schedule. Except as set forth in Section 3.21 of the Target Disclosure Schedule, there is no material claim by Target or any of the Target Subsidiaries pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Target is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by Target with all requirements of applicable law and all material agreements and leases to which any of them is a party. Each such insurance policy shall continue to be in full force and effect following consummation of the transactions contemplated by the Agreement. Target has no Knowledge, after due inquiry, of any threatened termination of any such policies or arrangements.

     Section 3.22 Relationship with Customers and Suppliers. Except as set forth in Section 3.22 of the Target Disclosure Schedule, no customer which accounted for more than ten percent of the aggregate revenues of Target for the fiscal year ended December 31, 1999 or the period ending on the date of the Most Recent Balance Sheet or which is otherwise significant to Target (each, a "MATERIAL CUSTOMER"), or any supplier which is significant to Target (each, a "MATERIAL SUPPLIER"), has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with Target, or has during said period decreased materially its usage or purchase of the services or products of Target or has decreased materially its services or supplies to Target. No Material Customer or Material Supplier has, to the Knowledge of Target, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Target or to decrease materially or limit its usage, purchase or distribution of the services or products of Target or the provision of services or supplies to Target.

     Section 3.23 Trade Regulation. Target has not terminated its relationship with or refused to ship Target products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Target in excess of $25,000 in any year. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in material compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's Knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

     Section 3.24 Products; Product Warranties.

          (a) A form of each product warranty relating to products manufactured or sold by Target within the last two years has been delivered to Acquiror.

          (b) Section 3.24 of the Target Disclosure Schedule sets forth a true and complete list of (i) all products manufactured, marketed or sold by Target that have been recalled or withdrawn (whether voluntarily or otherwise) and (ii) all proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product sold by Target.

          (c) Except as set forth in Section 3.24 of the Target Disclosure Schedule, there is no material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Target within the past two years, or any material defect in repair to, or replacement of, any such products.

          (d) Except as provided in any of the standard product warranties described in this Section, Target has not sold any products or services which are subject to an extended warranty beyond twelve (12) months and which warranty has not yet expired.

          (e) No customer or other person has ever asserted or threatened to assert any material claim against Target (i) under or based upon any warranty provided by or on behalf of Target or (ii) under or based upon any other warranty relating to any product sold by Target or any services performed by Target. No event has occurred, and to the Knowledge of Target, no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     Section 3.25 Information Supplied by Target.

          (a) No statements by Target or any Signing Target Shareholder contained in this Agreement, its exhibits and schedules, nor any of the certificates or documents, including any of the Transaction Documents and the Information Statement (as defined in Section 5.1), required to be delivered by Target or any Target Shareholder to Acquiror under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          (b) Target has provided to, or made available for inspection and copying by, Acquiror and its counsel true, correct and complete copies of all documents listed in the Target Disclosure Schedule.

     Section 3.26 Brokers. Except as set forth in Section 3.26 of the Target Disclosure Schedule, Target has not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation, relating to or in connection with the transactions contemplated hereby.

                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

     As a material inducement to Target and the Target Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Acquiror and Sub represent and warrant to Target, except as disclosed in a filing with the Securities and Exchange Commission (the "COMMISSION") or the disclosure schedule delivered by Acquiror to Target pursuant to this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"), arranged in paragraphs corresponding to the numbered and lettered paragraphs of this Article 4, as follows:

     Section 4.1 Organization of Acquiror and Sub. Each of Acquiror and Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property or results of operations of Acquiror and its Subsidiaries taken as a whole (an "ACQUIROR MATERIAL ADVERSE EFFECT").

     Section 4.2 Acquiror Capital Structure. The authorized capital stock of Acquiror consists of 30,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 ("ACQUIROR PREFERRED STOCK"), of which there were issued and outstanding as of the close of business on September 29, 2000, 10,910,152 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued on or after October 1, 2000 upon the exercise of options issued under the stock option plans of Acquiror. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on September 29, 2000, Acquiror has reserved an aggregate of 2,191,790 shares of Acquiror Common Stock for issuance to employees, directors and independent contractors upon exercise of outstanding options to acquire shares of Acquiror Common Stock issued under Acquiror's stock option plans. Other than as contemplated by this Agreement, and except as described in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements to which Acquiror or Sub is a party or by which either of them is bound obligating Acquiror or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Sub or obligating Acquiror or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger (including shares of Acquiror

Common Stock issued upon exercise of Target Options assumed by Acquiror) will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

     Section 4.3 Authorization and Non-Contravention; Required Filings and Consents.

          (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub. This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms.

          (b) The execution and delivery by Acquiror and Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice to or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have an Acquiror Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

     Section 4.4 Commission Filings. Acquiror has filed with the Commission all forms, reports and documents required to be filed by Acquiror with the Commission since September 25, 1998 (collectively, the "ACQUIROR COMMISSION REPORTS"). The Acquiror Commission Reports, including Acquiror Commission Reports filed after the date of this Agreement until Closing, (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and (ii) did not or will not at the time they were or will be filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror Commission Reports or necessary in order to make the statements in such Acquiror Commission Reports, in the light of the circumstances under which they were made, not misleading.

     Section 4.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.6 Disclosure. No statements by Acquiror contained in this Agreement, its exhibits and schedules, nor any of the certificates or documents, including any of the Transaction Documents and the Information Statement (as defined in Section 5.1), required to be delivered by Acquiror or Sub to Target under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     Section 4.7 Brokers. Except for its arrangement with Ragen MacKenzie as set forth in Section 4.7 of the Acquiror Disclosure Schedule, Acquiror has not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation, relating to or in connection with the transactions contemplated hereby.

                                   ARTICLE 5

                        PRECLOSING COVENANTS OF TARGET

     Section 5.1 Approval of Target Shareholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, Target will solicit written consents from its shareholders holding more than 75 percent of the Target Common Stock seeking, or hold a shareholders meeting (the "TARGET SHAREHOLDERS' MEETING") for the purpose of seeking, approval of this Agreement. If Target holds a shareholders' meeting, the Board of Directors will solicit proxies from Target's shareholders to vote such shareholders' shares at the

Target Shareholders' Meeting. In soliciting such written consent or proxies, the Board of Directors of Target will recommend to the shareholders of Target that they approve this Agreement and shall use its reasonable efforts to obtain the approval of the shareholders of Target entitled to vote on or consent to this Agreement in accordance with California Law and Target's Articles of Incorporation. Target and Acquiror will prepare as soon as reasonably practicable an information statement (the "Information Statement") and if Target holds a shareholders' meeting, a proxy statement, in form and substance reasonably acceptable to Acquiror, with respect to the solicitation of written consents and/or proxies from the shareholders of Target to approve this Agreement.

     Section 5.2 Advice of Changes. Target will promptly advise Acquiror in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

     Section 5.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target shall (except to the extent that Acquiror shall otherwise consent in writing), carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of business of Target. Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror:

          (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Target Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

          (e) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any nonofficer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (f) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except pursuant to the instruction of Target's independent auditors consistent with past practice and in accordance with GAAP;

          (g) Amend or propose to amend its Certificate of Incorporation or Bylaws;

          (h)    change accounting methods;

          (i) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (j) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of Target or Acquiror;

          (k) enter into any agreement (other than sales contracts entered into in the ordinary course of business) in which the obligation of Target exceeds $100,000 or shall not terminate or be subject to termination by Target within 180 days following execution, except purchases of inventory in the ordinary course of business not in excess of $200,000; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above, or any action which is reasonably likely to make any of Target's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.4 Access to Information. Until the Closing, Target shall promptly respond to any written request by Acquiror for information about Target's business, financial condition or results of operations, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, personal property and financial condition. Target shall cause its accountants to cooperate with Acquiror and its agents in making available all financial information requested, including without limitation the right to examine all work papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules.

     Section 5.5 Satisfaction of Conditions Precedent. Target will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target shall use its reasonable best efforts to obtain any and all consents necessary, and to give any and all notices required, with respect to those contracts listed in Section 3.15 of the Target Disclosure
Schedule in connection with the Merger (the "MATERIAL CONSENTS"). All of the Material Consents are listed in Section 5.5 of the Target Disclosure Schedule.

     Section 5.6 Closing Date Balance Sheet. At the Closing, Target shall deliver to Acquiror an unaudited balance sheet of Target as of the date five (5) business days prior to the Closing Date (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall present fairly in all material respects the financial position of Target as of the Closing Date and for the period covered thereby. The Closing Date Balance Sheet shall be prepared in conformity with (i) GAAP applied on a consistent basis and (ii) the books and records of Target. The Closing Date Balance Sheet will not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as specified therein.

     Section 5.7 Other Negotiations.

          (a) Prior to the earlier of this Agreement's termination or the Effective Time, Target shall not, and Target will use its reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "AGENTS") of Target not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to Target to any person who, to Target's Knowledge, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that could reasonably be expected to lead to an Acquisition Proposal. Target will notify Acquiror promptly after receipt by Target of any Acquisition Proposal or any request for nonpublic information relating to Target by any person who, to Target's Knowledge, is considering making, or has made, an Acquisition Proposal. Target shall promptly provide such notice orally and in writing and shall identify the person making, and all terms and conditions of, any such Acquisition Proposal or request. Target shall keep Acquiror promptly informed of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 5.7(b) and Target shall provide to Acquiror copies of any written communications between Target and any person making the Acquisition Proposal. Target shall, and Target shall use reasonable best efforts to cause its Agents to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons conducted prior to this Agreement's date with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Target's board of directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

          (b) Notwithstanding the foregoing, Target may prior to the Closing, negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person in response to an unsolicited Acquisition Proposal by a person if (i) Target has complied with the terms of Section 5.7(a), (ii) the Target's board of directors determines in good faith that an Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) this person executes a confidentiality agreement with terms no less favorable to Target than those contained in the Letter of Intent and (iv) Target shall have delivered to Acquiror prior written notice advising Acquiror that it intends to take this action.

          (c) Target's board of directors shall be permitted to withdraw, or modify in a manner adverse to Acquiror, its recommendation to its shareholders referred to in this Section 5.7, but only if (i) Target has complied with the terms of Section 5.7(a), (ii) Target has received an unsolicited Acquisition Proposal that its board of directors determines in good faith constitutes a Superior Proposal, (iii) Target's board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take this action would constitute a breach of its fiduciary duties under applicable law and (iv) Target has delivered to Acquiror a prior written notice advising Acquiror that it intends to take this action.

          (d) For purposes of this Agreement: "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving Target, or substantially all of the assets of Target or any material license of Target's Intellectual Property Rights outside the ordinary course of business, other than the transactions contemplated by this Agreement. "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (i) on terms that Target's board of directors determines in good faith (after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) provide greater value to Target's shareholders than the transaction contemplated under this Agreement, as amended under Section 9.1(h) if applicable and (ii) that is reasonably likely to be consummated by the person making the Acquisition Proposal.

          (e) Target will promptly provide to Acquiror any information regarding Target provided to any person making an Acquisition Proposal that was not previously provided to Acquiror.

                                   ARTICLE 6

              PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

     Section 6.1 Advice of Changes. Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

     Section 6.2 Reservation of Acquiror Common Stock. Acquiror shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon consummation of the Merger, including shares of Acquiror Common Stock that will be issued upon exercise of Target Options assumed by Acquiror.

     Section 6.3 Satisfaction of Conditions Precedent. Acquiror and Sub will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     Section 6.4 Nasdaq National Market Listing. Acquiror shall cause the shares of Acquiror Common Stock issuable to the shareholders of Target in the Merger, including shares of Acquiror Options, to be authorized for listing on the Nasdaq National Market.

     Section 6.5 Indemnification of Target Officers and Directors. From and after the Effective Time, the officers and directors of Target immediately prior to the Effective Time shall be indemnified on the same terms and conditions as provided by Target's Articles of Incorporation and Bylaws and Acquiror shall honor the indemnification provisions as contained therein.

                                   ARTICLE 7

                                OTHER AGREEMENTS

     Section 7.1 Confidentiality. Each party acknowledges Acquiror and Target have previously executed a Letter of Intent dated October 31, 2000, Section 10 of which provided for the confidentiality of information exchanged by the parties (the "CONFIDENTIALITY AGREEMENT"). The Confidentiality Agreement shall survive execution of this Agreement and shall continue in full force and effect in accordance with its terms.

     Section 7.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger, except by mutual agreement; provided, however, that either of the parties, but
                            -----------------
only after reasonable consultation with the other, including legal counsel, may make such disclosure as may be required under applicable law, regulation or the listing standards of the Nasdaq Stock Market.

     Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective reasonable best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances (including under the Hart-Scott-Rodino Antitrust Improvements Act the "HSR ACT") with respect thereto and supply all additional information requested in connection therewith and Acquiror shall use its reasonable best efforts to comply with any request of the U.S. Department of Justice required to facilitate clearance under the HSR Act; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

     Section 7.4 Pooling Accounting. Target and Acquiror shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. No party shall intentionally take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

     Section 7.5 Further Assurances. Prior to and following the Closing, each party shall cooperate fully with the other parties and execute such further instruments, documents and agreements and give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and carry into effect the intents and purposes of this Agreement.

     Section 7.6    Reserved.

     Section 7.7 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

     Section 7.8 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     Section 7.9 Information Statement; Other Filings; Board Recommendations. After the execution of this Agreement, Target and Acquiror will prepare, and Target will distribute any required Information Statement to the shareholders of Target at the earliest practicable time. As promptly as practicable after the date of this Agreement, Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Information Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, Target or

Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to shareholders of Target, such amendment or supplement. The Information Statement will include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger.

     Section 7.10 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code. Acquiror will continue at least one significant business line of Target, or use at least a significant portion of Target's historic business assets in a business, in each case within the meaning of Reg. (S) 1.368-1(d). All parties shall treat the Merger as a reorganization qualifying under (S) 368(a) of the Code on their respective tax returns. Acquiror shall reasonably cooperate with Target in providing information and certifications required for Target to obtain the legal opinion referred to in Section 8.3(d) of this Agreement.

                                   ARTICLE 8

                              CONDITIONS TO MERGER

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction, in all material respects, prior to the Closing Date of the following conditions:

             (a)      Approvals.  Other than the filing provided for by Section
                      ---------
1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity shall have been filed, occurred or been obtained.

             (b)      No Injunctions or Restraints; Illegality.  No temporary
                      ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Acquiror after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

             (c)      Pooling Letters.  Acquiror shall have received a letter
                      ---------------
from KPMG LLP dated as of the Closing Date and addressed to Acquiror, regarding that firm's concurrence with Acquiror's management's and Target's management's conclusion that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under GAAP if consummated in accordance with this Agreement.

             (d)      Target Indebtedness. The outstanding indebtedness of
                      -------------------
Target to Wells Fargo Bank N.A. shall be assumed by Acquiror which will cause the personal guarantees to be released or shall be paid in full by Acquiror on the Closing Date.

     Section 8.2 Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

             (a)      Representations and Warranties. Each of the
                      ------------------------------
representations and warranties of Target made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date, except for representations and warranties made as of a specific date); and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

             (b)      Performance of Obligations of Target. Target shall have
                      ------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

             (c)      Shareholder Approval.  The shareholders of Target entitled
                      --------------------
to vote on or consent to this Agreement and the Merger in accordance with California Law and Target's Articles of Incorporation shall have approved this Agreement and the Merger.

             (d)      Blue Sky Laws.  Acquiror shall have received all state
                      -------------
securities or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

             (e)      Dissenting Shareholders.  Not more than 2.5% of Target's
                      -----------------------
issued and outstanding capital stock as of the Closing shall be held by persons exercising dissenters' rights under California Law with respect to such shares.

             (f)      Closing Balance Sheet. Target shall have delivered to
                      ---------------------
Acquiror the Closing Date Balance Sheet which shall be satisfactory to Acquiror in all respects.

             (g)      Shareholder Agreements.  Each Target Shareholder who is
                      ----------------------
receiving shares of Acquiror Common Stock in the Merger shall have executed and delivered to Acquiror a Shareholders Agreement, in the form attached hereto as Exhibit C, each such agreement shall remain in full force and effect.
---------

             (h)      Ancillary Agreements.  Each of the Employment Agreements
                      --------------------
executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

             (i)      Approvals. All authorizations, consents, or approvals of,
                      ---------
or notifications to any third party listed in Section 3.4 or 5.5 of the Target Disclosure Schedule, shall have occurred or been obtained.

             (j)      Termination of Agreements.  The following agreements
                      -------------------------
between Target and certain of its shareholders shall have been terminated: (i) Shareholders' Agreement by and among Target and each Target Shareholder dated as of December 31, 1999; and, Shareholders Agreement by and among Target and each Target Shareholder dated as of February 24, 2000.

             (k)      No Material Adverse Change.  Except as disclosed in this
                      --------------------------
Agreement or the Schedules hereto, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Target since the date of the Most Recent Balance Sheet.

     Section 8.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

             (a)      Representations and Warranties.  The representations and
                      ------------------------------
warranties of Acquiror and Sub made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date); and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

             (b)      Performance of Obligations of Acquiror and Sub.  Acquiror
                      ----------------------------------------------
and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

             (c)      Shareholder Approval.  The shareholders of Target entitled
                      --------------------
to vote or consent to this Agreement and the Merger in accordance with California Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger.

             (d)      Blue Sky Laws.  Acquiror shall have received all state
                      -------------
securities or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

             (e)      Approvals.  All authorizations, consents or approvals of,
                      ---------
or notifications to any third party listed on Section 4.3 of Acquiror's Disclosure Schedule, shall have occurred or been obtained.

             (f)      Tax Opinion.  Target shall have received the opinion of
                      -----------
Foley & Lardner, counsel to Target, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

             (g)      No Material Adverse Change. Except as disclosed in this
                      --------------------------
Agreement or the Schedules or SEC Reports, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Acquiror since September 29, 2000.


                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

             (a)      by mutual written consent of Acquiror and Target;

             (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

             (c) by Acquiror or Target, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;

             (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before December 31, 2000 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement);

             (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before December 31, 2000 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement);

             (f) by Target, by giving written notice to Acquiror, if the average of the closing sales prices of Acquiror Common Stock reported in the Wall Street Journal on the basis of information provided by the Nasdaq Stock Market for each of the ten (10) trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article 8 shall have been satisfied or waived, shall be greater than $30.00 per share (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination);

             (g) by Acquiror, by giving written notice to Target, if the average of the closing sales prices of Acquiror Common Stock reported in the Wall Street Journal on the basis of information provided by the Nasdaq Stock Market for each of the ten (10) trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article 8 shall have been satisfied or waived, shall be less than $12.00 per share (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination); or

             (h) by Target, if Target's board of directors authorizes Target, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, provided however, that (i) Target shall have complied with Section 5.7, (ii) Target shall have given Acquiror at least three business days written prior notice of its intention to terminate this Agreement, attaching a description of all material terms and conditions of the Superior Proposal to the notice, (iii) during the three business days or greater period, Target engages in good faith negotiations with Acquiror with respect to changes as Acquiror may propose to the terms of this Agreement, and (iv) Acquiror does not make prior to the termination of this Agreement a definitive, binding offer that Target's board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Target's shareholders as the Superior Proposal. Target will notify Acquiror promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving notification.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, shareholders or Affiliates, provided, however, that (i) the provisions of Sections 7.1, 7.2, 9.2, 9.3 and
Article 11 shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the date of termination.

     Section 9.3    Fees and Expenses.

             (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

             (b) In the event that this Agreement is terminated by Acquiror pursuant to Section 9.1(c) or 9.1(d) or terminated by Target pursuant to
Section 9.1(h), then Target shall pay Acquiror an amount equal to Acquiror's reasonable, actual and documented expenses in connection with the transactions contemplated by this Agreement. In addition, if this Agreement is terminated by Target pursuant to Section 9.1(h), Target shall pay Acquiror a "break-up" fee in an amount equal to $750,000. All such amounts shall be payable by wire transfer of immediately available funds no later than five business days after Target's receipt of documentation of such expenses.

             (c) In the event this Agreement is terminated by Target pursuant to Section 9.1(c) or 9.1(e), then Acquiror shall pay Target an amount equal to Target's reasonable, actual and documented expenses in connection with transactions contemplated by this Agreement, which amount shall be payable by wire transfer of immediately available funds no later than five business days after Acquiror's receipt of documentation of such expenses.

                                  ARTICLE 10

                                INDEMNIFICATION

     Section 10.1.    Survival of Representations and Covenants.

             (a) The representations, warranties, covenants and obligations of each party set forth in this Agreement or any other Transaction Document shall survive the Closing and continue until the date that is two years after the Closing Date.

             (b) For purposes of this Agreement, although each statement or other item of information set forth in the Target Disclosure Schedule is provided in order to expressly qualify the specific representation and warranty to which such information refers, all such statements and other items of information that are provided in the Target Disclosure Schedule shall also be deemed to be representations and warranties made by each of Target and the Target Shareholders in addition to the representations and warranties provided for by the terms of this Agreement.

     Section 10.2.    Indemnification by Signing Target Shareholders.

             (a) Subject to the provisions of this Section 10.2, if the Merger is not consummated, Target and the Signing Target Shareholders or, if the Merger is consummated, the Signing Target Shareholders (and not Target) shall severally but not jointly hold harmless and indemnify Acquiror from and against, and shall compensate and reimburse Acquiror for, any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, suit, action, arbitration, investigation or proceedings) ("DAMAGES") which are suffered or incurred by Acquiror (regardless of whether or not such Damages relate to any third party claim) arising from:

               (i) any breach of any representation or warranty made by Target and/or Target Shareholders in this Agreement or any other Transaction Document;

               (ii) any Taxes for taxable periods (or portions thereof) ending on or before the Closing Date to the extent not provided in the Financial Statements as a current liability accrual for Taxes (excluding reserves for deferred Taxes);

               (ii) any reasonable costs arising from the defense by Target or Acquiror of any claim relating to a matter for which the Target Shareholders bear indemnification obligations hereunder, or the enforcement by Acquiror of its rights to indemnification hereunder; and

               (iv) any breach of any covenant, agreement or obligation of Target and/or the Target Shareholders contained in this Agreement or any other Transaction Document.

          (b) The limitations to the several indemnification obligations of the Signing Target Shareholders under this Section 10.2 are as follows (but such limitations shall not apply to the reasonable costs and expenses incurred by Acquiror, including reasonable attorneys' fees and expenses, awarded by any court, arbitrator or other tribunal):

               (i) the Signing Target Shareholders shall have no limit on their respective obligations for any Damages resulting from a breach of any representation, warranty, covenant, agreement or obligation made herein or in any other Transaction Document by Target or the Target Shareholders of which Target had knowledge, or any fraud, on or prior to Closing; and

               (ii) the aggregate obligation of the Signing Target Shareholders for any Damages arising from any indemnification obligations as set forth in Section 10.2(a) other than as specified in (i) above shall be limited to an amount equal to the value on the Closing Date of the Acquiror Common Stock received by the Signing Target Shareholders in the Merger (the "MERGER CONSIDERATION") and the obligation of each Signing Target Shareholder for any Damages arising from any indemnification obligations as set forth in Section 10.2(a) other than as specified in (i) above shall be limited to the proportion of the Merger Consideration received by such Signing Target Shareholder.

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

               (c) None of the Signing Target Shareholders is required to make any indemnification payment hereunder unless a claim is initiated prior to expiration of the applicable survival period for the representations and warranties set forth in Section 10.1(a). Notwithstanding anything contained herein to the contrary, the provisions for indemnification contained in Section 10.2(a) shall become effective only in the event that the aggregate amount of the indemnification claims for which the Signing Target Shareholders are liable exceeds $150,000 and, in the event that the indemnifiable losses exceed $150,000, the Signing Target Shareholders shall be responsible for the entire amount of such losses exceeding the initial $150,000, up to the limits set forth in Section 10.2(b) above.

     Section 10.3. Indemnification by Acquiror and Sub. Acquiror and Sub, jointly and severally, shall hold harmless and indemnify the Target Shareholders, their heirs and successors, as applicable, from and against, and shall compensate and reimburse the Target Shareholders, their heirs and successors for, any Damages which are suffered or incurred by any of them (regardless of whether such Damages relate to any third party claim), directly or indirectly arising or resulting from or connected with (a) any breach of any representation or warranty made by Acquiror or Sub in this Agreement or any other Transaction Document and (b) any breach of any covenant or obligation of Acquiror and/or Sub contained in this Agreement or any other Transaction Document. The obligations of Acquiror and Sub under this Section 10.3 shall terminate two years from the Closing Date and shall be limited to the Merger Consideration, in the aggregate, and to the pro rata share of the Merger Consideration in respect of each Indemnified Party.

     Section 10.4. Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Acquiror, Target, Target Shareholders, any other Indemnitee or any other Person) with respect to which a Party may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Article 10, the party to be indemnified (the "INDEMNIFIED PARTY") shall reasonably promptly, but in any event within fifteen (15) days following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "INDEMNIFYING PARTY") of such claim or Proceeding by providing written notice to the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to assume the defense of such claim or Proceeding at its sole expense. In the absence of any such election, the Indemnified Party may proceed with the defense of such claim or Proceeding and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys' fees and costs) in connection with the Indemnified Party's defense of any such claim or Proceeding (whether or not incurred by the Indemnified Party).

             (a) If the Indemnifying Party so elects to assume the defense of any such claim or Proceeding:

               (i) the Indemnifying Party shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

               (ii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or Proceeding;

               (ii) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Party that may be necessary to the defense of such claim or Proceeding; and

               (iv) the Indemnified Party shall have the right to participate in the defense of such claim or Proceeding at its own expense.

          (b) If the Indemnified Party so proceeds with the defense of any such claim or Proceeding:

               (i) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

               (ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

               (ii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding; and

               (iv) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (c) Notwithstanding anything herein to the contrary, if and to the extent that Acquiror is able to file a valid insurance claim with respect to any claim under this Article 10, Acquiror shall use commercially reasonable efforts to file such insurance claim before pursuing its rights against the Signing Target Shareholders. However, the parties agree that this shall in no way limit the right of Acquiror to fully pursue its indemnification and any other rights against the Signing Target Shareholders arising pursuant to this Agreement or any other Transaction Document.

     Section 10.5 Exclusive Remedy. Except for any remedy of specific performance or any other equitable remedy to which any party may be entitled, and except in the case of fraud or any action required to enforce the indemnification provisions of this Agreement, the indemnification provisions set forth in this Article 10 shall provide the sole and exclusive rights and remedies under which a party to this Agreement may assert a claim against another party with respect to any and all breaches of any representation, warranty, covenant or agreement contained herein made to the party asserting the claim.

     Section 10.6 Reliance. No disclosure by any party ("DISCLOSING PARTY") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement (including the Schedules) and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties; provided, however, to the extent that as a result of any such investigation, the non-Disclosing Party had actual knowledge that any representation or warranty was untrue on the date of this Agreement and the Disclosing Party did not have actual knowledge that such representation or warranty was untrue, the Disclosing Party shall have no liability with respect to such breach of representation or warranty.

                                  ARTICLE 11

                                 MISCELLANEOUS

     Section 11.1 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered by hand, (ii) one (1) business day after deposit with a nationally-recognized overnight courier service, with delivery charges prepaid or otherwise satisfied, or (iii) three (3) days after deposit in the United States mail, postage prepaid, certified or registered mail, addressed to a party as follows:

               if to Acquiror or Sub:

                    Planar Systems, Inc.
                    1400 NW Compton Drive
                    Beaverton, OR 97008
                    Attention: Chief Financial Officer
                    Fax No: 503-690-1100
                    Telephone No: 503-690-1541
          with a copy to:

               Ater Wynne LLP
               222 S.W. Columbia, Suite 1800
               Portland, OR  97201
               Attention:  Gregory E. Struxness, Esq.
               Fax No:  503-226-0079
               Telephone No:  503-226-8449

          if to Target, to:

               AllBrite Technologies, Inc.
               12568 Kirkham Court
               Poway, CA 92064
               Attention:  President
               Fax No: 619-679-9155
               Telephone No: 858-679-9226

          with a copy to:

               Foley & Lardner LLP
               402 West Broadway, 23/rd/ Floor
               San Diego, CA 92101
               Attention: Joseph M. Lesko, Esq.
               Fax No: 619-234-3510
               Telephone No: 619-234-6655

          if to Target Shareholders:

               At the address set forth beneath each Target Shareholders' signature below with a copy to:

               Foley & Lardner LLP
               402 West Broadway, 23/rd/ Floor
               San Diego, CA 92101
               Attention: Joseph M. Lesko, Esq.
               Fax No: 619-234-3510
               Telephone No: 619-234-6655

     Section 11.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION."

     Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 11.4 Entire Agreement; No Third Party Beneficiaries. This
Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, without giving effect to its conflicts of laws principles.

     Section 11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.7 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of Target, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.8 Certain Remedies. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to Acquiror, Sub, Target and the Target Shareholders, as applicable, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the aggrieved party shall be entitled to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

     Section 11.9 Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal or enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     Section 11.10 Attorneys' Fees. If a proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

     Section 11.11 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly as of the date first written above.


ALLBRITE TECHNOLOGIES, INC.                PLANAR SYSTEMS, INC.


By: /s/ Lee Olesen                         By: /s/ Balaji Krishnamurthy
   --------------------------                 ----------------------------------
        Lee Olesen                                 Balaji Krishnamurthy
        President                                  President and Chief Executive
                                                   Officer


CORONA ACQUISITION CORPORATION


By: /s/ Balaji Krishnamurthy
   --------------------------
        Balaji Krishnamurthy
        President and Chief
        Executive Officer

SIGNING TARGET SHAREHOLDERS

/s/ Lee Olesen
-----------------------------
Lee Olesen

/s/ Richard Moore
-----------------------------
Richard Moore


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